UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2012

ZAZA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2850 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 595-1900

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

Hess Agreements

As previously disclosed on a current report on Form 8-K filed with the SEC on June 11, 2012, on June 8, 2012, ZaZa Energy Corporation (“ZaZa” or the “Company”), along with ZaZa Energy, LLC (“ZaZa LLC”) and ZaZa Energy France S.A.S. (f/k/a Toreador Energy France S.A.S.) (“ZEF”), entered into a Heads of Agreement (“HoA”) with Hess Corporation (“Hess”) and Hess Oil France S.A.S. (“Hess France”) to set forth the framework for dividing among the parties the assets covered by (1) the “Eagle Ford Agreements” between Hess and ZaZa LLC, which include that certain Funding Agreement dated April 28, 2010, that certain Exploration and Development Agreement Hackberry Creek Project Area dated March 26, 2010, that certain Exploration and Development Agreement Eagleford Shale Area dated April 28, 2010, as amended, and the applicable joint operating agreements; and (2) the “French Agreements” between ZEF and Hess France, including that certain Investment Agreement dated May 10, 2010, as amended, and that certain Agreement dated July 21, 2011 with Vermilion REP, S.A.S.

On July 25, 2012, the Company and its subsidiaries entered into the definitive documentation to carry out the transactions contemplated by the HoA and consummated the transactions in Texas contemplated by the HoA (and such definitive documentation).  The definitive documentation included the following:

•                  A Texas Division of Assets Agreement, by and among the Company, ZaZa LLC and Hess, pursuant to which the ongoing obligations of ZaZa LLC and Hess under the Eagle Ford Agreements, including funding for additional leases, well carry or carry for expenses, were terminated and the assets covered by the Eagle Ford Agreements were divided; and

•                  A Paris Basin Purchase and Sale Agreement, by and among Hess France and ZEF, pursuant to which, following governmental approval, the ongoing obligations of the parties thereto under the French Agreements, including funding for additional leases, well carry or carry for expenses, will be terminated and the assets covered by the French Agreements will be divided.

Pursuant to the Texas Division of Assets Agreement and the Paris Basin Purchase and Sale Agreement (collectively, the “Hess Agreements”), ZaZa received the following:

•                  Approximately $69 million in cash;

•                  Approximately 60,500 additional net acres in the Eagle Ford core area;

•                  The right to receive five to ten percent of any net sales proceeds in excess of $1 billion if Hess sells any of its retained working interest in the Cotulla Prospect Area by May 1, 2013; and

•                  Subject to governmental approval, a five percent overriding royalty interest (“ORRI”) in certain of Hess’s exploration licenses in the Paris Basin.

As a result of consummation of the transactions set forth in the Hess Agreements, ZaZa’s net acreage holdings in the Eagle Ford core increased from a total of 11,500 acres to approximately 72,000 acres.  The acreage by area comprises approximately 1,970 acres in the Cotulla Prospect Area in the proved, productive region of southern Frio County, 23,120 acres in the Hackberry Prospect Area (Lavaca and Colorado Counties), 10,810 acres in the Moulton Prospect Area (Fayette, Gonzalez and Lavaca Counties) and 35,650 acres in the Sweet Home Prospect Area (DeWitt and Lavaca Counties).  Subject to governmental approval, ZaZa will also transfer its 50% working interest in the Paris Basin exploration licenses as provided for in the Investment Agreement between Hess France and ZEF and retain a 5% ORRI in such licenses, in which the total proceeds relating thereto to ZaZa are capped at $130 million.

Pursuant to the Hess Agreements, Hess received the following:

•                  Approximately 4,490 net acres in LaSalle, Frio, Zavala, and Dimmit Counties (the “Cotulla Prospect Area”);

•                  A two percent ORRI on the Moulton Prospect Area and a one percent ORRI in the Hackberry and Sweet Home Prospect Areas; and

•                  Subject to governmental approval, all rights and title to the exploration permits and pending permits in France (ZaZa retains all current production in France from its operating concessions).

In addition, on July 25, 2012, ZaZa entered into a Waiver and Amendment No. 2 (“Amendment No. 2”) to the Securities Purchase Agreement dated February 21, 2012 (the “SPA”), relating to our 8% senior secured notes due 2017 (the “Senior Notes”).  Amendment No. 2 was a condition to obtaining the requisite consent of the holders of our Senior Notes to the transactions contemplated by the Hess Agreements, and provides the following:

•                  Consent rights for the holders of a majority of the Senior Notes on all sales or joint venture transactions involving oil and gas properties, with certain carveouts and requirements to apply a portion of net sales proceeds to pay down the Senior Notes, until such time as the Senior Notes have an outstanding principal amount of $25 million or less;

•                  A provision that if the Senior Notes have not been paid down to $35 million by February 21, 2013, the interest rate will increase from 8% to 10% per annum;

•                  A limit on additional debt incurrence of ZaZa to $50 million in reserve-based lending; and

•                  A requirement that the Company engage an investment banker to assist the Company in securing a joint venture partner or partners for its Eagle Ford and Woodbine/Eaglebine assets, as well as to evaluate other strategic opportunities available to the Company.

In addition, immediately following the closing of the transactions contemplated by the Hess Agreements, and as contemplated by Amendment No. 2, the Company paid down the outstanding principal amount of the Senior Notes by $33.0 million and paid a $3.5 million associated fee.

Separation Agreement

On July 30, 2012, the Company entered into a separation agreement and general release (the “Separation Agreement”) with Craig McKenzie, in connection with his resignation, effective August 1, 2012, as Chief Executive Officer and director of the Company.  In connection with his separation, the Company agreed to provide Mr. McKenzie the following benefits:

•                  A lump sum payment of $550,000;

•                  One month of continuing salary benefits;

•                  One year of continuing medical benefits;

•                  Payment of accrued expenses and salary;

•                  Up to $15,000 of relocation expenses;

•                  Up to $3,000 of tax preparation expenses; and

•                  Continued use of the Company’s corporate apartment through October 31, 2012.

In addition, in connection with Mr. McKenzie’s execution of the Separation Agreement, the three controlling stockholders of the Company, Blackstone Oil & Gas, LLC, Omega Energy, LLC and Lara Energy Inc., which are each owned by Todd Alan Brooks, an existing director and executive officer, Gaston L. Kearby, an existing director and John E. Hearn, Jr. an existing director and executive officer, agreed to grant Mr. McKenzie a net total of 281,250 shares of Common Stock of the Company, pro-rata from the controlling stockholders’ holdings.  Mr. McKenzie will also be required to join the Company’s stockholders agreement.

The Separation Agreement also contained covenants and releases by the parties thereto customary for a separation agreement.  Mr. McKenzie also agreed to terminate the employment agreement dated August 24, 2009, between Mr. McKenzie and Toreador Resources Corporation, a subsidiary of the Company, except that Mr. McKenzie will continue to be bound by the non-compete and other restrictive covenants contained therein.

Item 1.02               Termination of a Material Definitive Agreement

As described above, in connection with the entry into the Hess Agreements, ZaZa LLC and Hess terminated the Eagle Ford Agreements.  Pursuant to the Eagle Ford Agreements, ZaZa LLC retained a 10% working interest in all acreage acquired on behalf of the joint venture in the Eagle Ford shale and also earned a cash bonus of 10% on all acreage acquired on behalf of the joint venture.  Under the terms of the joint venture, Hess had a right to participate in all leases acquired by ZaZa LLC in the Eagle Ford shale.  If Hess elected to participate in a lease, the lease became part of the joint venture and Hess paid all of the acquisition costs up to a cap, and paid all of the exploration and development costs for a specified number of approved wells on the leased acreage until production.  ZaZa LLC also received a partial reimbursement of general and administrative expenses while it was the operator of wells under the joint venture.  ZaZa LLC’s 10% working interest in each well in the joint venture was “carried” by Hess pursuant to the Eagle Ford Agreements.

Based on public communications from Hess, it became obvious that Hess and ZaZa had different understandings about Hess’s obligations under the Eagle Ford Agreements.  Correspondence and communications between the parties led to the conclusion that it would be in the best interest of both parties to dissolve the joint venture and divide the combined assets.  Accordingly, the parties entered into the HoA to divide the assets and on July 25, 2012, entered into the Hess Agreements described in Item 1.01.

In connection with the division of assets, Hess France and ZEF also agreed to terminate the French Agreements.  The French Agreements provided the framework for a proof of concept program in the Paris Basin and the sharing, on a 50-50 basis, of the permits in certain areas in the Paris Basin.  As a result of recent legislation in France banning hydraulic fracturing, ZaZa’s plan to drill on the land had been adversely affected and the value of the French Agreements had declined.  The French Agreements will be terminated, subject to, and following the receipt of, the necessary governmental approvals to the transfer and division of the French assets contemplated by the Hess Agreements.

In connection with Mr. McKenzie’s separation from the Company, the employment agreement dated August 24, 2009, between Mr. McKenzie and Toreador Resources Corporation, a subsidiary of the Company, was terminated in part (except that Mr. McKenzie will continue to be bound by the non-compete and other restrictive covenants contained therein).

Item 2.01               Completion of Acquisition or Disposition of Assets

Prior to the consummation of the transactions contemplated by the Hess Agreements, ZaZa LLC held a 10% working interest in all acreage in the Eagle Ford shale subject to the joint venture with Hess.  Pursuant to the Hess Agreements, ZaZa LLC transferred its 10% working interest in certain prospect areas to Hess and Hess transferred its 90% interest in certain other areas to ZaZa LLC.  In addition, following the receipt of governmental approvals, ZEF and Hess France will exchange interests in certain assets in the Paris Basin.  In addition to the assets received by ZaZa for the separation, ZaZa was also entitled to receive $70 million in consideration under the Hess Agreements.  As a result of various adjustments at the closing, ZaZa received approximately $69 million in cash at the closing.  The description of the Hess Agreements, including the division of the assets, set forth in Item 1.01 is hereby incorporated by reference into this Item 2.01.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Company announced on July 30, 2012, that Craig McKenzie will resign as Chief Executive Officer and director of the Company effective as of August 1, 2012.  Mr. McKenzie’s resignation was not as a result of any disagreement with the Company.

The board of directors has appointed Todd Alan Brooks, currently serving as Executive Director and President of the Company, as the Chief Executive Officer of the Company.  The Company has not yet identified a replacement to fill the vacancy on the board of directors created by Mr. McKenzie’s resignation.

Item 8.01               Other Events

The Company issued a press release on July 26, 2012, disclosing the execution of the entry into the Hess Agreements and the consummation of the transactions contemplated by the Hess Agreements.  A copy of such press release is attached as Exhibit 99.1 hereto.

The Company issued a press release on July 30, 2012, disclosing Mr. McKenzie’s separation and the entry into the Separation Agreement and the appointment of Mr. Brooks as the Chief Executive Officer of the Company.  A copy of such press release is attached as Exhibit 99.2 hereto.

Item 9.01               Financial Statements and Exhibits

Exhibit	Name of Document

99.1*	Press Release of ZaZa Energy Corporation, dated July 26, 2012.

99.2*	Press Release of ZaZa Energy Corporation, dated July 30, 2012.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAZA ENERGY CORPORATION

Date: July 30, 2012	By:	/s/ Todd Alan Brooks
Name: Todd Alan Brooks
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Name of Document

99.1*	Press Release of ZaZa Energy Corporation, dated July 26, 2012.

99.2*	Press Release of ZaZa Energy Corporation, dated July 30, 2012.

* Filed herewith.